                                                                   EXHIBIT 99(b)

                         INDEX TO FINANCIAL STATEMENTS

    SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
    Reports of Independent Accountants on Supplementary
      Consolidated Financial Statements.........................   F-2
    Supplementary Consolidated Balance Sheets as of December 31,
      1998 and 1999.............................................   F-3
    Supplementary Consolidated Statements of Operations for the
      years ended December 31, 1997, 1998 and 1999..............   F-4
    Supplementary Consolidated Statements of Changes in
      Shareholders' Equity for the years ended December 31,
      1997, 1998 and 1999.......................................   F-5
    Supplementary Consolidated Statements of Cash Flows for the
      years ended December 31, 1997, 1998 and 1999..............   F-6
    Notes to Supplementary Consolidated Financial Statements....   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

     To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.:

     In our opinion, the consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and of cash flows, all incorporated by reference to the Company's Annual Report on Form 10-K, present fairly, in all material respects, the financial position of King Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 21 to these financial statements, on February 25, 2000, the Company merged with Medco Research, Inc. ("Medco") in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of the Company with Medco. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects the financial position of the Company at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these supplementary financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Greensboro, North Carolina
February 25, 2000, except for
the information in Note 21 for
which the date is March 17, 2000

                           KING PHARMACEUTICALS, INC.

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1998        1999
                                                              --------    --------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $  5,901    $ 20,720
Investments, held to maturity...............................    21,434      17,001
Trade accounts receivable, net of allowance for doubtful
  accounts of $1,402 and $1,864.............................    39,666      69,215
Royalty receivable..........................................     8,349       6,691
Inventory...................................................    26,556      33,410
Deferred income taxes.......................................     6,256      14,643
Prepaid expenses and other current assets...................     2,460       9,443
                                                              --------    --------
  Total current assets......................................   110,622     171,123
                                                              --------    --------
Property and equipment, net.................................    94,447      97,759
Other assets................................................    17,997      20,321
Investments, held to maturity...............................    25,074      33,583
Intangible assets, net......................................   482,212     558,555
                                                              --------    --------
  Total assets..............................................  $730,352    $881,341
                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  $ 13,233    $ 25,447
Accrued expenses............................................    20,532      53,735
Income taxes payable........................................     3,524       4,756
Current portion of long term debt...........................    13,310      14,502
                                                              --------    --------
  Total current liabilities.................................    50,599      98,440
Long-term debt:
  Revolving credit facility.................................    19,000      45,000
  Term loans................................................   414,750     354,194
  Senior subordinated notes.................................    75,000     150,000
  Other.....................................................     5,737       4,161
Deferred income taxes.......................................     5,621      12,638
Other liabilities...........................................       150       1,500
                                                              --------    --------
  Total liabilities.........................................   570,857     665,933
Commitments and contingencies (notes 14 and 21)
Shareholders' equity........................................   159,495     215,408
                                                              --------    --------
  Total liabilities and shareholders' equity................  $730,352    $881,341
                                                              ========    ========

               The accompanying notes are an integral part of the
                supplementary consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           1997        1998        1999
                                                          -------    --------    --------
Revenues:
  Net sales.............................................  $47,351    $158,180    $348,271
  Royalty revenue.......................................   20,000      27,544      31,650
  Development revenue...................................      558       5,283          --
                                                          -------    --------    --------
     Total revenues.....................................   67,909     191,007     379,921
                                                          -------    --------    --------
Operating costs and expenses:
  Costs of sales........................................   13,034      64,052     113,204
  Selling, general and administrative...................   19,950      36,193      80,213
  Royalty expense.......................................    2,985       4,873       5,661
  Depreciation and amortization.........................    3,071       9,963      27,734
  Research and development expense......................    7,792      10,749      16,316
                                                          -------    --------    --------
     Total operating costs and expenses.................   46,832     125,830     243,128
                                                          -------    --------    --------
  Operating income......................................   21,077      65,177     136,793
                                                          -------    --------    --------
Other income (expenses):
  Interest income.......................................    2,110       2,875       3,314
  Interest expense......................................   (2,787)    (14,866)    (55,371)
  Other, net............................................      682       4,004      (3,052)
                                                          -------    --------    --------
     Total other income (expense).......................        5      (7,987)    (55,109)
                                                          -------    --------    --------
  Income before income taxes and extraordinary item.....   21,082      57,190      81,684
Income tax expense......................................    4,257      15,627      29,986
                                                          -------    --------    --------
Income before extraordinary item........................   16,825      41,563      51,698
Extraordinary item, net of income taxes of $2,787 and
  $445 in 1998 and 1999.................................       --      (4,411)       (705)
                                                          -------    --------    --------
Net income..............................................  $16,825    $ 37,152    $ 50,993
                                                          =======    ========    ========
Income per common share:
  Basic.................................................  $  0.36    $   0.71    $   0.92
                                                          -------    --------    --------
  Diluted...............................................  $  0.36    $   0.71    $   0.91
                                                          =======    ========    ========

               The accompanying notes are an integral part of the
                supplementary consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

    SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   DUE
                                        COMMON                      UNREALIZED    FROM     COST OF        TOTAL
                                 ---------------------   RETAINED    LOSS ON     RELATED   TREASURY   SHAREHOLDERS'
                                   SHARES      AMOUNT    EARNINGS   SECURITIES    PARTY     STOCK        EQUITY
                                 ----------   --------   --------   ----------   -------   --------   -------------
Balance, December 31, 1996 as
  previously reported..........  10,428,968   $  8,448   $  7,938      $(16)     $  (677)  $     --     $ 15,693
Medco pooling of interests.....   7,257,040     52,216    (11,394)       --           --     (4,323)      36,499
                                 ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1996, as
  adjusted.....................  17,686,008     60,664     (3,456)      (16)        (677)    (4,323)      52,192
  Issuance of common shares,
    net of $743 of expenses....   4,571,032      8,007         --        --           --         --        8,007
  Realized loss on
    securities.................          --         --         --        16           --         --           16
  Advances to Benevolent
    Fund.......................          --         --         --        --         (994)        --         (994)
  2.8 to 1 common stock
    split......................  27,000,000         --         --        --           --         --           --
  Stock options exercised......      18,244        297         --        --           --         --          297
  Purchase of stock held in
    treasury...................    (171,087)                             --           --     (2,353)      (2,353)
  Net income...................          --         --     16,825        --           --         --       16,825
                                 ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1997.....  49,104,197     68,968     13,369        --       (1,671)    (6,676)      73,990
  Issuance of common shares,
    net of expenses............   6,157,095     50,117         --        --           --         --       50,117
  Payments from Benevolent
    Fund.......................          --         --         --        --        1,075         --        1,075
  Stock options exercised......      78,314      1,293         --        --           --         --        1,293
  Purchase of stock held in
    treasury...................    (148,924)        --         --        --           --     (4,132)      (4,132)
  Net income...................          --         --     37,152        --           --         --       37,152
                                 ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1998.....  55,190,682    120,378     50,521        --         (596)   (10,808)     159,495
  Stock options exercised......     331,305      5,764         --        --           --         --        5,764
  Stock warrants exercised.....      27,028        540         --        --           --         --          540
  Purchase of stock held in
    treasury...................    (124,937)        --         --        --           --     (4,455)      (4,455)
  Retirement of treasury
    stock......................          --    (15,263)        --        --           --     15,263           --
  Tax benefit..................          --      2,475         --        --           --         --        2,475
  Payments from Benevolent
    Fund.......................          --         --         --        --          596         --          596
  Net income...................          --         --     50,993        --           --         --       50,993
                                 ----------   --------   --------      ----      -------   --------     --------
Balance, December 31, 1999.....  55,424,078   $113,894   $101,514      $ --      $    --   $     --     $215,408
                                 ==========   ========   ========      ====      =======   ========     ========

               The accompanying notes are an integral part of the
                supplementary consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                1997       1998        1999
                                                              --------   ---------   ---------
Cash flows from operating activities:
  Net income................................................  $ 16,825   $  37,152   $  50,993
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     3,071       9,963      27,734
    Amortization of deferred financing costs................        --         728       2,834
    Loss on sale of marketable securities...................        32          --          --
    Net amortization of investments premium (discount)......      (102)       (334)         16
    Extraordinary loss......................................        --       7,198       1,150
    Net loss on sale of property and equipment..............        26          19         134
    Deferred income taxes...................................      (980)     (2,626)     (1,370)
    Changes in operating assets and liabilities:
      Accounts receivable...................................    (6,256)    (31,105)    (29,642)
      Royalty receivable....................................      (226)     (2,345)      1,696
      Inventories...........................................    (4,753)    (15,706)     (6,854)
      Prepaid expenses and other assets.....................    (4,940)      2,912      (4,481)
      Accounts payable......................................     2,898       6,806      12,214
      Accrued expenses and other............................     7,861       7,215      34,553
      Deferred revenue......................................      (548)         --          --
      Deferred royalty payment..............................    (1,266)     (1,451)         --
      Income taxes..........................................     2,514       1,662       1,232
                                                              --------   ---------   ---------
         Net cash provided by operating activities..........    14,156      20,088      90,209
                                                              --------   ---------   ---------
Cash flows from investing activities:
  Purchase of investment securities.........................   (20,162)    (34,293)    (25,592)
  Proceeds from maturity and sale of investment
    securities..............................................     8,682      25,922      21,500
  Purchases of property, plant and equipment................    (1,430)    (81,432)     (9,170)
  Purchases of intangible assets............................   (54,161)   (345,618)    (98,199)
  Merger related costs......................................      (373)         --      (2,094)
  Proceeds from sale of property and equipment..............         2          44          20
                                                              --------   ---------   ---------
         Net cash used in investing activities..............   (67,442)   (435,377)   (113,535)
                                                              --------   ---------   ---------
Cash flows from financing activities:
  Proceeds from revolving credit facility...................    29,599          --      92,000
  Payments on revolving credit facility.....................   (23,447)         --     (66,000)
  Proceeds from issuance of common shares and exercise of
    stock options, net......................................     8,304      51,410       8,779
  Purchase of stock held in treasury........................    (2,353)     (4,132)     (4,455)
  Book overdraft............................................     1,423          --          --
  Repayment on shareholder notes receivable.................     2,093          --          --
  Proceeds from other long-term debt........................    55,923     658,741     150,000
  Payments on other long-term debt..........................   (23,798)   (262,318)   (136,021)
  Payments on notes payable.................................        --        (916)         --
  Due to affiliate..........................................      (994)      1,075         596
  Initial public offering costs.............................      (710)         --          --
  Debt issuance costs.......................................      (458)    (25,465)     (6,754)
                                                              --------   ---------   ---------
         Net cash provided by financing activities..........    45,582     418,395      38,145
                                                              --------   ---------   ---------
Increase (decrease) in cash.................................    (7,704)      3,106      14,819
Cash and cash equivalents, beginning of period..............    10,499       2,795       5,901
                                                              --------   ---------   ---------
Cash and cash equivalents, end of period....................  $  2,795   $   5,901   $  20,720
                                                              ========   =========   =========
Supplemental disclosure of cash paid for:
  Interest..................................................  $  2,335   $  13,929   $  50,411
                                                              ========   =========   =========
  Taxes.....................................................  $  2,974   $  11,507   $  30,576
                                                              ========   =========   =========

                 The accompanying notes are an integral part of
              the supplementary consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

     Supplemental schedule of non-cash investing and financing activities:

          For the years ended December 31, 1997, 1998 and 1999, the Company entered into capital leases totalling $85, $1,004 and $83, respectively.

          The Company purchased intangible assets financed by the seller of $75,000 in 1998.

          In connection with its purchases of intangible assets the Company assumed estimated liabilities of $3,062 and $2,913 for returns of products shipped prior to acquisition date during 1997 and 1998, respectively.

               The accompanying notes are an integral part of the
                supplementary consolidated financial statements.

                           KING PHARMACEUTICALS, INC.

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. THE COMPANY

     King Pharmaceuticals, Inc. ("King" or the "Company") is a vertically integrated pharmaceutical company that researches, develops, manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force and copromotion arrangements, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. The Company also provides contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies.

     These supplementary consolidated financial statements include the accounts of King and its wholly owned subsidiaries, Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., Medco Research, Inc. (acquired February 25,
2000) and King Pharmaceuticals of Nevada, Inc. All intercompany transactions and balances have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates. The preparation of the supplementary consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

     Revenue Recognition. Sales are reported net of an estimate for returns and allowances, rebates and chargebacks when goods are shipped to the customer. Product sales and sales of manufactured products are recognized upon shipment. Development revenue is recognized upon approval of the product from the Food and Drug Administration. The Company records royalty revenue when it is earned, based on third party net sales of products under license.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents are placed in large domestic banks which limit the amount of credit exposure.

     Inventories. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory of product samples not distributed to third parties represent 11.3% of inventory as of December 31, 1999.

     Investments. The Company's investments primarily include marketable securities, which are recorded at cost, net of amortization of premiums and discounts. All premiums and/or discounts are amortized over the remaining term of the related security using the straight-line method, which does not differ significantly from the effective interest rate method. The Company's investments are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments on debt securities. These investments are classified in three categories and are accounted for as follows:
(1) debt securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair

                           KING PHARMACEUTICALS, INC.

value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. All of the Company's investments are accounted for as held-to-maturity securities as of December 31, 1998 and 1999. The classification of investments is determined on the date of acquisition. The Company reviews its investment portfolio as deemed necessary and, where appropriate, adjusts individual investments for other-than-temporary impairments. In February 2000, the Company sold its held to maturity investments as a result of the merger and recognized a loss on sale of $662.

     Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Financial Instruments and Derivatives. The Company does not use financial instruments for trading purposes. Financial instruments, which are a type of derivative instrument, are used to manage interest rate risks. The notional amounts of the interest rate protection agreements entered into by the Company are used to measure the interest to be paid or received and do not represent the amount of exposure to loss.

     The fair value of financial instruments are determined by reference to various market data or other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial statement purposes and accelerated methods for income tax purposes. The estimated useful lives are principally 15 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in income.

     In the event that facts and circumstances indicate that the cost of property, plant and equipment may be impaired, evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required.

     Capitalized Interest. For the years ended December 31, 1998 and 1999, the Company capitalized interest of approximately $239 and $381, respectively. The Company had no capitalized interest for the year ended December 31, 1997.

     Intangible Assets. Intangible assets which include product rights and goodwill are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives, ranging from 10 to 30 years, using the straight-line method. In addition, the Company capitalizes certain acquisition costs incurred in connection with the application for and the procurement of patents, trademarks and distribution rights. Costs are capitalized on a case-by-case basis relating to those territories where the Company anticipates receiving significant future benefits from the patent, and

                           KING PHARMACEUTICALS, INC.

are amortized over the life of the patent beginning at date of grant. Amortization periods on capitalized patent costs trademarks and distribution rights range from 3 to 20 years.

     The Company periodically reevaluates the propriety of the carrying amount of intangibles as well as the related amortization period to determine whether the current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required. To the extent such projection indicates that undiscounted cash flow is not expected to be adequate to recover the carrying amounts, the assets are written down to discounted cash flows.

     Other Assets. Other assets consist primarily of deferred financing costs which are being amortized over periods ranging from six to ten years. Amortization expense related to deferred financing costs was $0, $728 and $2,834 for 1997, 1998 and 1999, respectively, and has been included in interest expense.

     During 1998 and 1999, the Company repaid certain debt prior to maturity. The repayment resulted in extraordinary charges of $4,411, net of related tax benefits of $2,787 in 1998, and $705, net of related tax benefits of $445, in 1999, associated with the write-off of certain deferred financing costs.

     Self-Funded Health Insurance. The Company is self-insured with respect to its health care benefit program. The Company contributes estimated amounts to a third-party administrator on a monthly basis which are used to pay health care claims during the year. Under the plan, the Company pays a minimum amount annually and has an aggregate stop-loss limit based upon the number of participants and their insured status. Self-insured costs are accrued based upon reported claims and an estimated liability for claims incurred but not reported.

     Research and Development. The Company incurs research and development costs that are expensed as incurred. These costs were approximately $7,792, $10,749 and $16,316, for the years ended December 31, 1997, 1998 and 1999, respectively.

     Advertising and Promotion. The Company expenses advertising and promotion costs as incurred and these costs are included as selling, general and administrative expenses. Advertising and promotion costs for the years ended December 31, 1997, 1998 and 1999 were $1,583, $10,744 and $26,513, respectively.

     Statement of Accounting Standards Not Yet Adopted. In June 1998, the Board adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the effective date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133", that revises SFAS No. 133, to become effective in the first quarter of fiscal 2001. The Company is evaluating the provisions of SFAS No. 133, but does not anticipate its adoption to have a material impact on financial position or results of operations.

     Comprehensive Income. In 1997, the Company had other comprehensive income of $16, net of tax, related to an unrealized loss on securities. The Company had no other comprehensive income in 1998 or 1999.

                           KING PHARMACEUTICALS, INC.

3. CONCENTRATIONS OF CREDIT RISK

     A significant portion of the Company's sales is to customers in the pharmaceutical industry. Approximately, 19% and 17% of accounts receivable at December 31, 1998 and 1999, respectively were due from one customer. At December 31, 1998 and 1999, an additional 25% and 16%, respectively, were due from two other customers. The Company monitors the extension of credit to customers and has not experienced significant credit losses.

     The following table represents a summary of sales to significant customers as a percentage of the Company's total revenues:

                                                              1997    1998    1999
                                                              ----    ----    ----
Customer A..................................................  11.8%    n/a%   16.8%
Customer B..................................................   n/a    10.8    13.4
Customer C..................................................   n/a     n/a    11.6
Customer D..................................................  29.5    14.4     n/a

     n/a -- sales were less than 10% for the year.

     The majority of the royalty receivable balance at December 31, 1998 and 1999 relates to Fujisawa USA, Inc.

     The Company invests its excess cash primarily in U.S. Government and high-quality corporate debt securities and commercial paper. The commercial paper securities are highly liquid and the government securities typically mature within one to three years (although there is an established secondary market for sales at any given time). Based on the nature of the financial instruments and/or historical realization of these financial instruments, management believes they bear minimal risk.

4. INVESTMENTS

     The aggregate fair values of investment securities at December 31, 1998 and 1999 along with unrealized gains and losses determined on an individual security basis are as follows:

                                                         GROSS        GROSS
                                                       UNREALIZED   UNREALIZED
                                              COST       GAINS        LOSSES     MARKET
                                             -------   ----------   ----------   -------
1999 HELD TO MATURITY
U.S. Government Obligations................  $25,951      $ --        $ (278)    $25,673
Corporate Obligations......................   24,633        29          (235)     24,427
                                             -------      ----        ------     -------
Total securities held to maturity..........  $50,584      $ 29        $ (513)    $50,100
                                             =======      ====        ======     =======
1998 HELD TO MATURITY
U.S. Government Obligations................  $26,046      $217        $   --     $26,263
Corporate Obligations......................   20,462        --           (99)     20,363
                                             -------      ----        ------     -------
Total securities held to maturity..........  $46,508      $217        $  (99)    $46,626
                                             =======      ====        ======     =======

     There were no realized gains or losses in 1999, 1998 or 1997.

                           KING PHARMACEUTICALS, INC.

     The following represents the contractual maturities of investments held as of December 31, 1999.

Less than 1 year............................................  $17,001
1 to 5 years................................................   33,583
                                                              -------
          Total.............................................  $50,584
                                                              =======

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                1998       1999
                                                              --------   --------
Land........................................................  $  3,949   $  4,115
Buildings and improvements..................................    56,015     59,309
Machinery and equipment.....................................    33,430     39,100
Equipment under capital lease...............................     2,713      2,537
Construction in progress....................................     6,106      6,189
                                                              --------   --------
                                                               102,213    111,250
Less accumulated depreciation...............................    (7,766)   (13,491)
                                                              --------   --------
                                                              $ 94,447   $ 97,759
                                                              ========   ========

     Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $1,087, $4,336 and $5,809, respectively.

6. INVENTORY

     Inventory consists of the following:

                                                               1998      1999
                                                              -------   -------
Finished goods..............................................  $13,772   $18,085
Work-in-process.............................................    5,386     6,120
Raw materials...............................................    7,398     9,205
                                                              -------   -------
                                                              $26,556   $33,410
                                                              =======   =======

7. ACQUISITIONS/INTANGIBLE ASSETS

  Goodwill and Product Rights:

     On November 12, 1999, the Company purchased the rights, title and interest to the Tigan product line from Roberts Pharmaceuticals, Inc. for a purchase price of $6,493, including $93 related to the forgiveness of certain indebtedness owed by the Company. The purchase price is being amortized over its estimated useful life of 20 years. The acquisition was financed through borrowings on the Company's revolving credit facility.

     On July 30, 1999, the Company purchased the rights, title and interest in and to the trademark Lorabid within the United States and Puerto Rico, from Eli Lilly and Company for a purchase price of $90,500, plus acquisition costs of $1,299 and sales performance milestones. The sales performance milestones could bring the total price to $158,000 if the Company achieves annual product sales of $140,000. The entire purchase price of $90,500 was allocated to intangible assets and is being

                           KING PHARMACEUTICALS, INC.

amortized over its estimated useful life of 25 years for goodwill and 15 years for amounts allocated to the patents. The acquisition was financed through borrowings on the Company's revolving credit facility.

     On December 22, 1998, the Company acquired three branded pharmaceutical products from Hoechst Marion Roussel, Inc. ("HMR" or "Seller") for a purchase price of $362,500, plus acquisition costs of approximately $450. The acquired products were: (a) the U.S. rights to the Altace product line with patents expiring through 2008, (b) worldwide rights to the Silvadene product line, and
(c) worldwide rights to the AVC product line (collectively the "Altace Acquisition"). The purchase price was principally allocated to intangible assets and financed under the Company's Senior Credit Facility and a $75,000 note from the Seller (Note 9). Intangible assets are being amortized over 15 to 30 years.

     On June 30, 1998, the Company acquired the rights, title and interest to the Menest(R) product line for approximately $5,000. The entire purchase was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The acquisition was financed with proceeds resulting from the completion of the Company's June 25, 1998 initial public offering.

     On February 28, 1998, the Company acquired the rights, titles and interest to certain product lines, production facilities (the "Parkedale Facility"), and assumed contracts for manufacturing for third parties from Warner-Lambert Company (the "Sterile Products Acquisition"). The purchase price, including assumed liabilities of $2,913, of $127,913 was allocated to real estate and equipment based on fair values ($44,130 and $28,914, respectively) with the residual $54,869 being allocated to intangibles and is being amortized over 5 to 40 years and 25 years, respectively. The purchase price was financed under the Company's Credit Agreement.

     The following unaudited pro forma summary presents the financial information as if the acquisitions had occurred on January 1, 1998 These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisitions been made on January 1, 1998, nor is it indicative of future results.

                                                                  FOR THE YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Total revenues..............................................    $406,294       $416,934
                                                                ========       ========
Net income..................................................    $ 36,470       $ 60,653
                                                                ========       ========
Basic and diluted income per common share...................    $   0.70       $   1.16
                                                                ========       ========

     In October 1989, the Company received FDA approval to market Adenocard in the United States. The Company entered into agreements with Fujisawa USA, Inc. ("Fujisawa") for the manufacture and marketing of Adenocard in the United States and Canada and receives royalties from Fujisawa based on a percentage of Adenocard net sales. The Company has also entered into an agreement with Sanofi Pharma (France) (Sanofi) for the manufacture and marketing of Adenocard in all countries other than the United States and Canada. In September 1991, Sanofi received marketing approval (under the trade name Adenocor) in the United Kingdom and, in May 1992, received marketing approval (under the trade name Krenosin) in Switzerland. The Company receives royalties from Sanofi based on a percentage of Adenocor and Krenosin sales. One half of all royalties received from Adenocard, Adenocor and Krenosin sales are payable by the Company to the

                           KING PHARMACEUTICALS, INC.

University of Virginia Alumni Patents Foundation from which the Company acquired rights to Adenocard.

     In 1988, the Company entered into a Development and License Agreement (the "Agreement") with Fujisawa that provides for Fujisawa to fund one-half of the development costs (as incurred) of Adenoscan, and other products. Under the agreement, Fujisawa will have manufacturing and marketing rights to these drugs in the United States and Canada upon the Company's receipt of the required regulatory approvals, and will pay the Company royalties based on sales of these drugs. Royalties received by the Company from sales of these drugs outside of the United States and Canada will be shared equally with Fujisawa. In May 1995, the FDA granted marketing clearance for Adenoscan in the United States. In May 1996, the parties entered into an agreement to jointly develop adenosine-based products having indications as cardioprotective agents. In March 1998, Fujisawa on behalf of itself and the Company, licensed additional intellectual property rights for intravenous adenosine in cardiac imaging and the right to use intravenous adenosine as a cardioprotectant in combination with thrombolytic therapy, balloon angioplasty and coronary bypass surgery and secured intellectual property rights to extend the exclusivity of Adenoscan until 2015. Pursuant to the Agreement and the May 1996 agreement, the Company paid its 50% share of the one-time up-front fee due to the licensor, which the Company capitalized and is amortizing over the life of the patents, and is obligated to pay its 50% share of a 6% royalty on Adenoscan net sales to this third party.

     In June 1998, Fujisawa assigned and transferred to the Company all of its right, title and interest in the May 1996 cardioprotective product development agreement, including all of Fujisawa's related scientific data and intellectual properties in the United States and Canada. In the event that the Company markets an adenosine-containing cardioprotective product, Fujisawa will receive an 8% royalty on the Company's net sales. In the event that the Company licenses a third party to sell such product, Fujisawa will receive 25% of licensing fees, milestone payments, royalties, and other considerations received by the Company from such third party after the Company has recouped $2,000 toward its investment plus its substantiated future development costs. Also in June 1998, the Company transferred the NDA for Adenocard and Adenoscan to Fujisawa and provided assistance to Fujisawa in connection with the contract manufacturing agreement for both products with a third party.

     Intangible assets consist of the following:

                                                                1998       1999
                                                              --------   --------
Altace, Silvadene, AVC......................................  $362,950   $362,950
Lorabid.....................................................        --     91,799
Sterile Products............................................    54,509     54,509
Septra, Proloprim, Mantadil, Kemadrin.......................    15,425     15,425
Cortisporin.................................................    23,694     23,694
Other.......................................................    30,566     37,059
Patents, trademark and distribution rights..................     2,514      2,514
                                                              --------   --------
                                                               489,658    587,950
Less accumulated amortization...............................    (7,446)   (29,395)
                                                              --------   --------
                                                              $482,212   $558,555
                                                              ========   ========

                           KING PHARMACEUTICALS, INC.

     Amortization expense for the years ended December 31, 1997, 1998, and 1999 was $1,984, $5,627, and $21,925, respectively.

8. LEASE OBLIGATIONS

     The Company leases certain office and manufacturing equipment and automobiles under noncancelable operating leases with terms from one to five years. Estimated future minimum lease payments, as of December 31, 1999 for leases with initial or remaining terms in excess of one year are as follows:

2000........................................................  $4,676
2001........................................................   3,554
2002........................................................   2,342
2003........................................................   1,387
2004........................................................     397

     Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $349, $2,004, and $4.020, respectively.

     Additionally, the Company leases office space in its building to tenants under agreements ranging from one to twenty years. Such leases are accounted for as operating leases. Rental income for the years ended December 31, 1997, 1998 and 1999 was approximately $44, $40 and $40, respectively. As of December 31, 1999 estimated future minimum rental payments to be received each year from 2000 to 2004 is $40.

     Capital lease obligations for certain equipment as of December 31, 1999 are as follows:

2000........................................................  $  628
2001........................................................     447
2002........................................................     292
2003........................................................     160
                                                              ------
Total minimum lease payments................................   1,527
Less imputed interest.......................................      86
                                                              ------
Present value of minimum lease payments.....................   1,441
Less current maturities.....................................     562
                                                              ------
                                                              $  879
                                                              ======

9. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                               1998      1999
                                                              -------   -------
Product returns and chargebacks.............................  $ 9,397   $16,822
Rebates.....................................................      266    12,507
Accrued interest............................................    1,176     6,517
Other.......................................................    9,693    17,889
                                                              -------   -------
                                                              $20,532   $53,735
                                                              =======   =======

                           KING PHARMACEUTICALS, INC.

10. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                1998       1999
                                                              --------   --------
Senior Credit Facility:
  Revolving Credit Facility.................................  $ 19,000   $ 45,000
  Tranche A Term Loan.......................................   150,000     97,235
  Tranche B Term Loan.......................................   275,000    269,921
Senior Subordinated Notes with interest at 10 3/4% payable
  semiannually due March 2009...............................        --    150,000
Senior Subordinated Notes due to seller paid in March
  1999......................................................    75,000         --
Notes payable to former owners, due in equal annual
  installments of principal and interest (at a rate of 6%)
  of $1,226 through December 2003...........................     5,163      4,247
Note payable to shareholder, paid March 1999................     1,750         --
Various capital leases with interest rates ranging from 8.3%
  to 12.7% and maturing at various times through 2002.......     1,849      1,441
Other notes payable.........................................        35         13
                                                              --------   --------
                                                               527,797    567,857
       Less current portion.................................    13,310     14,502
                                                              --------   --------
                                                              $514,487   $553,355
                                                              ========   ========

     On March 3, 1999, the Company issued $150,000 of 10 3/4% Senior Subordinated Notes due 2009. Net proceeds of approximately $144,000 were used to repay outstanding indebtedness under the Senior Credit Facility ($69,000) and a note due to seller ($75,000). The debt is guaranteed by the Company's wholly owned subsidiaries.

     On December 22, 1998, the Company amended and restated its Credit Agreement (as defined below) dated as of February 27, 1998 (the "Senior Credit Facility") to: (a) finance the Altace Acquisition; (b) refinance the Company's then existing indebtedness; and (c) provide for ongoing working capital and other financing requirements. The Senior Credit Facility, as amended, provides for up to $525,000 of aggregate borrowing capacity, consisting of: a $150,000 tranche A term loan (the "Tranche A Term Loan"); a $275,000 tranche B term loan (the "Tranche B Term Loan"); and a revolving credit facility in an aggregate amount of $100,000 (the "Revolving Credit Facility"). The Revolving Credit Facility includes a $10,000 sublimit available for the issuance of letters of credit and a $5,000 sublimit available for swingline loans.

     As of December 31, 1999, the Company had $55,000 of available borrowings under its Revolving Credit Facility.

     The Tranche A Term Loan is subject to certain specified amortization payments required to be made in quarterly installments until December 22, 2004. The Tranche B Term Loan is subject to certain specified amortization payments required to be made in quarterly installments until December 22, 2006. The Revolving Credit Facility is available until December 22, 2004. In addition, the loans and the aggregate available commitments under the Senior Credit Facility will be reduced upon the occurrence of certain specified events.

                           KING PHARMACEUTICALS, INC.

     The loans under the Senior Credit Facility accrue interest, at the Company's option, at either (a) the base rate (which is based on the prime rate or the federal funds rate plus one-half of 1%) plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 1.25% to 2.25% (based on a leverage ratio) and
(ii) in the case of the Tranche B Term Loan, 2.75% or (b) the applicable LIBOR rate plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 2.25% to 3.25% (based on a leverage ratio) and (ii) in the case of the Tranche B Term Loan, 3.75%. In addition, the lenders under the Senior Credit Facility are entitled to customary facility fees based on (a) unused commitments under the Revolving Credit Facility and (b) letters of credit outstanding.

     The interest rates for borrowings under the Revolving Credit Facility, the Tranche A Term Loan and the Tranche B Term Loan as of December 31, 1999 were 9.71%, 9.74% and 10.24%, respectively.

     The Company's obligations under the Senior Credit Facility are unconditionally guaranteed on a senior basis by each direct and indirect majority owned U.S. subsidiary of the Company (collectively, the "Subsidiaries"). In addition, the Senior Credit Facility is collateralized by substantially all of the real and personal property of the Company.

     The Company's debt agreements contain covenants which, among other things, require the Company to comply with certain financial and other covenants. The financial covenants require the maintenance of certain ratios including interest coverage and leverage as defined in the agreements. As of December 31, 1999 the Company has complied with the covenants.

     On February 27, 1998, the Company entered into a $195,000 credit agreement ("Credit Agreement"). The Company used the proceeds from the Credit Agreement to finance the Warner Lambert Acquisition (Note 7), and pay off a $40,000 term loan and outstanding borrowings under a revolving credit facility as of February 27, 1998. The Credit Agreement was paid in full on December 22, 1998, with proceeds from the Senior Credit Facility.

     The Company has entered into several interest rate swap agreements designated as a partial hedge of the Company's variable interest rate debt. The purpose of these swaps is to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 1999, the Company had interest rate swaps with notional amounts aggregating $285,000. Under these agreements, the Company pays a weighted average fixed rate of 5.78% and receives a rate equivalent to the three-month and one-month LIBOR. The notional amounts do not represent the amounts exchanged by the parties. The agreements expire between 2004 and 2006.

     On November 12, 1999, the Company entered into an interest rate swap agreement related to its fixed rate senior subordinated notes. The notional amount at December 31, 1999 was $150.0 million and the agreement expires in 2009. Under this agreement the Company exchanged its fixed rate 10.75% for a floating rate based on LIBOR with the floating rate being fixed at 9.89% through November 15, 2002. Thereafter the Company pays a floating rate based on the three month LIBOR.

                           KING PHARMACEUTICALS, INC.

     The aggregate maturities of long-term debt (including capital lease obligations -- Note 8) at December 31, 1999 are as follows:

  2000......................................................  $ 14,502
  2001......................................................    19,576
  2002......................................................    24,553
  2003......................................................    29,623
  2004......................................................    28,315
  Thereafter................................................   451,288
                                                              --------
                                                              $567,857
                                                              ========

11. FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair values of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

     Cash and Cash Equivalents, Trade Receivables, Royalty Receivable and Accounts Payable. The carrying amounts of these items are a reasonable estimate of their fair values.

     Investments. The fair value of investments was based primarily on quoted market prices (see Note 4). If quoted market prices are not readily available, fair values are based on quoted market prices of comparable instruments.

     Long-Term Debt. The fair value of the Company's long-term debt, including the current portion, at December 31, 1998 and 1999, is estimated to be approximately $527,500 and $563,300, respectively, using discounted cash flow analyses and based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     Interest Rate Swaps. The estimated fair market value of the interest rate swap agreements at December 31, 1998 and 1999, as determined by the issuing financial institution and based on the estimated termination values, was an unrealized loss of approximately $2,787 and an unrealized gain of $1,045, respectively.

12. INCOME TAXES

     The net income tax expense (benefit) is summarized as follows:

                                                              1997     1998      1999
                                                             ------   -------   -------
Current....................................................  $5,237   $17,890   $31,356
Deferred...................................................    (980)   (2,263)   (1,370)
                                                             ------   -------   -------
          Total expense....................................  $4,257   $15,627   $29,986
                                                             ======   =======   =======

                           KING PHARMACEUTICALS, INC.

     A reconciliation of the difference between the federal statutory tax rate and the effective income tax rate as a percentage of income before income taxes and extraordinary item is as follows:

                                                              1997     1998     1999
                                                              -----    -----    ----
Federal statutory tax rate..................................   34.0%    35.0%   35.0%
State income taxes, net of federal benefit..................    3.0      3.3     3.0
Change in valuation allowance...............................  (15.5)   (10.3)     --
Permanent differences.......................................    0.4      0.1    (0.6)
Other.......................................................   (1.7)    (0.8)   (0.7)
                                                              -----    -----    ----
  Effective tax rate........................................   20.2%    27.3%   36.7%
                                                              =====    =====    ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liability are as follows:

                                                               1998       1999
                                                              -------   --------
Accrued expenses............................................  $ 5,307   $ 13,809
State net operating loss carryforward.......................      793      1,648
Tax credit carryforwards....................................    1,264      1,436
Other.......................................................      949        834
                                                              -------   --------
          Total deferred tax assets.........................    8,313     17,727
                                                              -------   --------
Property, plant and equipment...............................   (3,792)    (6,922)
Intangible assets...........................................   (3,721)    (8,635)
Miscellaneous...............................................     (165)      (165)
                                                              -------   --------
          Total deferred tax liabilities....................   (7,678)   (15,722)
                                                              -------   --------
          Net deferred tax asset............................  $   635   $  2,005
                                                              =======   ========

     The Company's state net operating loss carryforward of approximately $50,000 expires in 2014. Management has determined, based on both their ability to carryback earnings to prior years and existing deferred tax liabilities, it is more likely than not that the deferred tax assets will be realizable and no valuation allowance has been recorded.

     At December 31, 1998 and 1999, the Company had federal tax credit carryforwards of approximately $974 and $1,436 which expire through 2019.

13. BENEFIT PLANS

     The Company maintains two defined contribution employee benefit plans which covers substantially all employees. The plans allows for employees' salary deferrals, which are matched by the Company up to a specific amount under provisions of the plans. Company contributions during the years ended December 31, 1997, 1998 and 1999, were $335, $1,093 and $1,531, respectively. The plans also provides for discretionary profit-sharing contributions by the Company.

14. COMMITMENTS AND CONTINGENCIES

  Agreements with Fujisawa:

     In June 1998, the Company received a $4,000 payment from Fujisawa for the transfer of the Adenoscan and Adenocard NDAs and for the assistance provided by the Company to Fujisawa in

                           KING PHARMACEUTICALS, INC.

connection with its contract manufacturing agreement with a third party relating to Adenoscan and Adenocard. The Company has included this payment in other income. Additionally, the Company incurred a one-time charge of $2,361 pertaining to the purchase of Fujisawa's commercialization rights and related intellectual properties for the cardioprotection application of intravenous adenosine, which is included in research and development expenses.

     In October 1999, Fujisawa entered into a world-wide, exclusive license for the use of adenosine under U.S. Patent No. 4,824,660 ("the '660 patent") over the seven year remaining life of the '660 patent. Fujisawa sub-licensed the Company under the '660 patent and the Company is obligated to pay Fujisawa sub-license fees of $2,250, of which $500 was paid in 1999. This license fee is included in 1999 research and development expenses.

  Patents, Trademarks and Distribution Rights:

     The Company is engaged in the development of new prescription drugs in pursuit of obtaining governmental marketing approvals in the United States and other countries. The Company acquires from third parties exclusive rights to develop and market various drugs, including related patents and trademarks (where applicable), and develops drugs and seeks patents and trademarks for its products on a proprietary basis. Agreements under which the Company acquires such rights from third parties generally require the Company to finance the costs of clinical trials and the filing of New Drug Applications ("NDAs") with the United States Food and Drug Administration ("FDA") and, in some instances, comparable applications with appropriate regulatory agencies in other countries. The Company is also typically required to pay royalties to such third parties based on sales of the applicable approved drugs. The Company also may be obligated to pay to third parties advance royalties or licensing fees, some of which may be based on the attainment of specified milestones.

     Under present agreements with third parties, the Company has obligations as of December 31, 1999 to pay $1,900 in nonrefundable payments which are payable through April 25, 2006. At December 31, 1999, approximately $400 of this obligation is included in accounts payable and accrued expenses and the remaining obligation of $1,500 is included in other long-term obligations in the consolidated balance sheet. The Company may also be required to pay a maximum of $5,500 in nonrefundable payments generally upon the completion of development milestones and the FDA's approvals of NDAs for certain compounds.

  Legal:

     In May 1998, the Company was named as a co-defendant in a wrongful death and survival action in the District Court of Gregg County, Texas. The action demands an unspecified amount. This action relates to the manufacture of the anorexigenic product for SmithKline.

     Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. The Company is a defendant in various lawsuits which claim damages for personal injury arising from the Company's production of the anorexigenic drug, phentermine, under contract for SmithKline. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them,
(2) failed to adequately test the products and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and

                           KING PHARMACEUTICALS, INC.

federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court supervised medical monitoring of persons who have ingested the product. The Company expects to be named in additional lawsuits related to the company's production of the anorexigenic drug under contract for SmithKline.

     While the Company cannot predict the outcome of these suits, the Company believes that the claims against it are without merit and intends to vigorously pursue all defenses available to it. The Company is being indemnified in all of these suits by SmithKline for which it manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon the independent negligence or intentional acts of the Company, and intends to submit a claim for all unreimbursed costs to its product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, the Company would have to defend the lawsuit and be responsible for damages, if any, which are awarded against it or for amounts in excess of the Company's product liability coverage.

  Other:

     The Parkedale Facility was one of six facilities owned by Warner-Lambert subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America v. Warner-Lambert Company and Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.) (the "Consent Decree"). The Parkedale Facility is currently manufacturing pharmaceutical products subject to the Consent Decree which prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to current good manufacturing practices and are produced in accordance with an approved abbreviated new drug application or new drug application. The Company is in the process of petitioning for, and if appropriate, obtaining relief from the Consent Decree.

     The Company is involved in various routine legal proceedings incident to the ordinary course of its business. Management believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse affect on the Company's consolidated financial position, results of operations, or cash flow.

15. SEGMENT INFORMATION

     The Company's business is classified into three reportable segments; Branded Pharmaceuticals, Contract Manufacturing and Licensed Products. Branded Pharmaceuticals include a variety of branded prescription products over four therapeutic areas, including cardiovascular, anti-infective, vaccines and biologicals and women's health products. These branded prescription products have been aggregated because of the similarity in regulatory environment, manufacturing process, method of distribution, and type of customer. Licensed Products represents the licensed manufacturing and marketing rights to some of the Company's products to corporate partners in exchange for licensing fees and royalty payments on future product sales. Contract Manufacturing represents contract manufacturing services provided for pharmaceutical and biotechnology companies. The classification all other primarily includes generic pharmaceutical, companion animal health products and development services.

     The Company primarily evaluates its segments based on gross profit. Reportable segments were separately identified based on revenues, gross profit and total assets.

                           KING PHARMACEUTICALS, INC.

     The following represents selected information for the Company's operating segments for the periods indicated:

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1997       1998        1999
                                                          --------   ---------   ---------
Total revenues:
  Branded pharmaceuticals...............................  $37,912    $125,399    $304,004
  Licensed Products.....................................   20,000      27,544      31,650
  Contract manufacturing................................    7,962      54,734      70,524
  All Other.............................................    3,015       6,453       9,511
  Eliminations..........................................     (980)    (23,123)    (35,768)
                                                          -------    --------    --------
     Consolidated total revenues........................  $67,909    $191,007    $379,921
                                                          =======    ========    ========
Gross profit (loss):
  Branded pharmaceuticals...............................  $33,165    $ 94,452    $234,325
  Licensed Products.....................................   17,015      22,671      25,990
  Contract manufacturing................................     (187)       (531)     (4,858)
  All Other.............................................    1,897       5,490       5,599
                                                          -------    --------    --------
     Consolidated gross profit..........................  $51,890    $122,082    $261,056
                                                          =======    ========    ========

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Total assets:
  Branded pharmaceuticals...................................  $522,218   $637,225
  Licensed Products.........................................    64,285     77,162
  Contract manufacturing....................................   144,614    168,484
  All Other.................................................     1,735      1,070
  Eliminations..............................................    (2,500)    (2,600)
                                                              --------   --------
     Consolidated total assets..............................  $730,352   $881,341
                                                              ========   ========

     Capital expenditures of $1,430, $81,432 and $9,170 for the years ended December 31, 1997, 1998 and 1999, respectively, are substantially utilized for contract manufacturing purposes.

16. RELATED PARTY TRANSACTIONS

THE UNITED COMPANY

     In connection with its purchase of Cortisporin in 1997, the Company received $8,750 from The United Company for 4,571,033 common shares.

OTHER

     Certain management and employees of the Company sit on the board of directors of a private foundation. The Company made contributions to this foundation and expensed approximately $994 and $247 for the years ended December 31, 1997 and 1998, respectively. At December 31, 1997 and 1998, the Company had receivables from this foundation of approximately $1,671 and $596, respectively, for expenses paid by the Company on their behalf. The remaining balance was paid in full during 1999.

                           KING PHARMACEUTICALS, INC.

     The Company donated inventory to the private foundation with a cost of $1,780 in 1999.

     For the year ended December 31, 1998 and 1999, the Company paid Bourne & Co., Inc., an affiliate of a director and since January 1999 an officer of the Company, $2,475 and $108 for consulting services and the purchase of furniture. In connection with the Altace Acquisition and related financing, Bourne & Co., Inc., received $1,250 in January 1999. For the year ended December 31, 1997, the Company paid Bourne & Co., Inc., approximately $651 for its advisory services in the acquisition of the Cortisporin product line and $62 for consulting services.

     In September 1998, the Company purchased for approximately $350 the primary residence of an officer of the Company in connection with his relocation to the Parkedale Facility. The Company believes the purchase price was at fair market value. The property was sold in February 2000.

     Fees of $24, $108 and $144 as well as related travel expenses were paid in 1999, 1998 and 1997, respectively, to an individual director for consulting with the Company on matters such as acquisitions, financial public relations and pending litigation.

17. STOCKHOLDERS' EQUITY

COMMON SHARES

     The Company is authorized to issue 150 million shares of no par value common stock. As of December 31, 1998 and 1999 there were 55,190,682 and 55,424,078 shares outstanding, respectively.

STOCK SPLITS

     On October 4, 1999 the Company's board of directors declared a three for two stock split for shareholders of record as of October 28, 1999, to be distributed November 11, 1999. The stock split has been reflected in all share data contained in these financial statements.

     On November 15, 1997, the shareholders approved a stock split of 2.8 common shares for each share of the Company's common shares outstanding.

STOCK OPTION PLANS

     In 1989, the Company adopted the 1989 Stock Option and Stock Appreciation Rights Plan (the "1989 Stock Option Plan"). The 1997 Incentive and Nonqualified Stock Option Plan for Employees (the "1997 Stock Option Plan") was adopted in 1997. In February 1998, the Company adopted the 1998 Non-employee Director Stock Option Plan (the "1998 Stock Option Plan"), The aggregate number of shares which may be issued under the 1989, 1997 and 1998 Stock Option Plans shall not exceed 6,662,213, (1,412,213, 4,800,000 and 450,000, respectively). No Stock
Appreciation Rights have been granted.

     During 1998, the Company granted 334,125 options of common stock to employees under the 1997 Stock Option Plan at an exercise price equal to fair market value at date of grant. On March 1, 1999, the Company granted 398,175 options of common stock to employees under the 1997 Stock Option Plan at an exercise price of $16.083 per share and on November 24, 1999 the Company granted 575,750 options of common stock to employees at an exercise price of $45.0625 per share.

                           KING PHARMACEUTICALS, INC.

     As of December 31, 1999, the Company had 698,035 options outstanding of which 244,175 are exercisable under the 1989 Stock Option Plan. As a result of the merger all outstanding options vested immediately and are exercisable.

     As of December 31, 1999, the Company had 1,212,294 options outstanding of which 764,675 are vested and exercisable under the 1997 stock option plan. Options under the 1997 Stock Option Plan vest at various times through 2001 and expire 10 years from the date of grant.

     During 1998, the Company granted 75,000 options of common stock to its directors under the 1998 Stock Option Plan at an exercise price equal to the initial public offering price. The options vested immediately upon grant. As of December 31, 1999, the Company had 75,000 options vested, exercisable and outstanding. Options under the 1998 Stock Option Plan expire 10 years from the date of grant.

     A summary of the status of the Company's Plans of December 31, 1999 and changes during the years, ended December 31, 1998 and 1999 are presented in the table below:

                                                   1997 STOCK OPTION     1998 STOCK OPTION     1989 STOCK OPTION
                                                          PLAN                  PLAN                 PLAN
                                                  --------------------   ------------------   -------------------
                                                              WEIGHTED             WEIGHTED              WEIGHTED
                                                              AVERAGE              AVERAGE               AVERAGE
                                                              EXERCISE             EXERCISE              EXERCISE
                                                   SHARES      PRICE     SHARES     PRICE      SHARES     PRICE
                                                  ---------   --------   -------   --------   --------   --------
Shares under option:
  Outstanding at January 1, 1997................         --    $   --         --    $   --    $528,385    $ 7.43
    Granted.....................................         --        --         --        --     270,334      9.46
    Exercised...................................         --        --         --        --     (18,244)     7.43
    Forfeited, expired or cancelled.............         --        --         --        --    (115,634)     9.46
                                                  ---------    ------    -------    ------    --------    ------
  Outstanding at December 31, 1997..............         --        --         --        --     664,841      8.11
    Granted.....................................    334,125      9.35     75,000      9.33     230,370     13.51
    Exercised...................................         --        --         --        --     (78,314)     7.43
    Forfeited, expired or cancelled.............     (3,825)     9.33         --        --     (60,583)     9.46
                                                  ---------    ------    -------    ------    --------    ------
  Outstanding at December 31, 1998..............    330,300      9.35     75,000      9.33     756,314      9.46
    Granted.....................................    973,925     39.33         --        --     228,826     17.57
    Exercised...................................    (48,499)    23.93         --        --    (282,806)     7.43
    Forfeited, expired or cancelled.............    (43,432)    15.33         --        --      (4,299)    12.84
                                                  ---------    ------    -------    ------    --------    ------
  Outstanding at December 31, 1999..............  1,212,294    $27.72     75,000    $ 9.33     698,035    $13.51
                                                  =========    ======    =======    ======    ========    ======
  Weighted average fair value of options granted
    in 1999.....................................        N/A    $19.72        N/A    $ 9.33         N/A    $17.39
                                                  =========    ======    =======    ======    ========    ======
  Options available for grant at December 31,
    1999........................................  3,539,207       N/A    375,000       N/A          --       N/A
                                                  =========    ======    =======    ======    ========    ======

     Options outstanding at December 31, 1999 have exercise prices between $8.88 and $45.06, with a weighted average exercise price of $23.33 and a remaining contractual life of approximately 8.9 years.

                           KING PHARMACEUTICALS, INC.

     The Company has adopted the disclosure only provision of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, since options were granted at fair value, no compensation cost has been recognized for stock options granted to date. Had compensation cost for these plans been determined for options granted, consistent with SFAS No. 123, the Company's net income and diluted income per share would have decreased to the following pro forma amounts for the year ended December 31, 1999:

                                                             1997      1998      1999
                                                            -------   -------   -------
Income before extraordinary item:
  As reported.............................................  $16,825   $41,563   $51,698
                                                            =======   =======   =======
  Pro Forma...............................................  $15,662   $39,471   $39,294
                                                            =======   =======   =======
Net income:
  As reported.............................................  $16,825   $37,152   $50,993
                                                            =======   =======   =======
  Pro Forma...............................................  $15,662   $35,060   $38,589
                                                            =======   =======   =======
Diluted income per share:
Income before extraordinary item:
  As reported.............................................  $  0.36   $  0.79   $  0.93
                                                            =======   =======   =======
  Pro Forma...............................................  $  0.34   $  0.75   $  0.71
                                                            =======   =======   =======
Net income:
  As reported.............................................  $  0.36   $  0.71   $  0.92
                                                            =======   =======   =======
  Pro Forma...............................................  $  0.34   $  0.67   $  0.69
                                                            =======   =======   =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1999: expected lives ranging from 3 to 5 years; expected volatility of approximately 72%; expected dividend yield of $0 and risk-free interest rates ranging from 5.19% to 6.02%.

18. INCOME PER SHARE

     The basic and diluted income before extraordinary item per share was determined as follows:

                                                     1997          1998          1999
                                                  -----------   -----------   -----------
Income before extraordinary item available to
  common shareholders...........................  $    16,825   $    41,563   $    51,698
                                                  ===========   ===========   ===========
Basic income per share:
  Weighted average common shares................   46,530,770    52,306,915    55,196,450
                                                  -----------   -----------   -----------
  Basic income per common share.................  $      0.36   $      0.79   $      0.94
                                                  ===========   ===========   ===========
Diluted income per share weighted average common
  shares........................................   46,530,770    52,306,915    55,196,450
  Effect of stock options.......................       50,847       265,289       579,067
                                                  -----------   -----------   -----------
  Weighted average common shares plus assumed
     conversions................................   46,581,617    52,572,204    55,775,517
                                                  -----------   -----------   -----------
  Diluted income per share......................  $      0.36   $      0.79   $      0.93
                                                  ===========   ===========   ===========

                           KING PHARMACEUTICALS, INC.

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth summary quarterly financial information for the years ended December 31, 1998 and 1999:

1998 BY QUARTER                                      FIRST    SECOND     THIRD    FOURTH
---------------                                     -------   -------   -------   -------
Total revenues....................................  $31,356   $46,651   $54,515   $54,485
Gross profit......................................   22,728    31,684    32,931    34,739
Operating income..................................   12,452    15,872    18,698    18,155
Income before extraordinary item..................    7,532    11,610    11,019    11,402
Net income........................................    7,246    11,610    11,019     7,277
Basic and diluted income per common share(1):
  Income before extraordinary item................     0.15      0.23      0.20      0.22
  Net income......................................     0.15      0.23      0.20      0.14

1999 BY QUARTER                                    FIRST    SECOND     THIRD      FOURTH
---------------                                   -------   -------   --------   --------
Total revenues..................................  $67,569   $84,939   $114,119   $113,294
Gross profit....................................   50,430    60,227     76,197     74,202
Operating income................................   27,161    32,984     43,023     33,625
Income before extraordinary item................    9,508    13,183     18,397     10,610
Net income......................................    8,803    13,183     18,397     10,610
Basic income per common share(1):
  Income before extraordinary item..............     0.17      0.24       0.33       0.19
  Net income....................................     0.16      0.24       0.33       0.19

---------------

(1) Quarterly amounts do not add to annual amounts due to the effect of rounding on a quarterly basis.

20. GUARANTOR FINANCIAL STATEMENTS

     The Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Medco Research, Inc., Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. (the "Guarantor Subsidiaries") have guaranteed the Company's performance under the $150,000 10 3/4% Senior Subordinated Notes due 2009 on a joint and several basis. There are no restrictions under the Company's financing arrangements on the ability of the Guarantor Subsidiaries to distribute funds to the Company in the form of cash dividends, loans or advances. The following combined financial data provides information regarding the financial position, results of operations and cash flows of the Guarantor Subsidiaries (condensed consolidated/combined financial data). Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that such information would not be material to the holders of the notes.

                           KING PHARMACEUTICALS, INC.

                             GUARANTOR SUBSIDIARIES
                       CONDENSED COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Current assets:
  Cash......................................................    $  4,742       $ 12,269
  Investments, held to maturity.............................      21,434         17,001
  Accounts Receivable.......................................      30,559         63,382
  Royalty receivable........................................       8,349          6,691
  Inventory.................................................      20,089         27,433
  Prepaid expenses and other current assets.................         848          6,382
  Deferred income taxes.....................................         458            607
                                                                --------       --------
          Total current assets..............................      86,479        133,765
                                                                --------       --------
  Property, plant, and equipment, net.......................      73,091         75,267
  Intangible assets, net....................................     119,487        120,316
  Other assets..............................................       1,228          2,506
  Investments, held to maturity.............................      25,074         33,583
                                                                --------       --------
          Total assets......................................    $305,359       $365,437
                                                                ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  8,796       $ 22,275
  Current portion of long-term debt.........................          --             27
  Accrued expenses and other liabilities....................      16,082         44,694
  Income taxes payable......................................          --          4,755
                                                                --------       --------
          Total current liabilities.........................      24,878         71,751
                                                                --------       --------
  Long-term debt............................................          --             42
  Other long-term liabilities...............................         150          1,500
  Intercompany payable......................................     175,613         57,290
                                                                --------       --------
          Total liabilities.................................     200,641        130,583
                                                                --------       --------
  Shareholders' equity......................................     104,718        234,854
                                                                --------       --------
          Total liabilities and shareholders' equity........    $305,359       $365,437
                                                                ========       ========

                           KING PHARMACEUTICALS, INC.

            GUARANTOR SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS

                                                                      FOR THE YEAR
                                                                   ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------   --------   --------
REVENUES:
          Total net revenues................................  $57,912   $183,601   $364,825
                                                              -------   --------   --------
OPERATING COSTS AND EXPENSES:
  Cost of sales.............................................    4,804     60,053    104,187
  Royalty expense...........................................    2,985      4,873      5,661
  Selling, general, and administrative......................   12,898     24,728     67,653
  Depreciation and amortization.............................    2,045      7,973     14,824
  Research and development expense..........................    6,328      9,740     13,673
                                                              -------   --------   --------
          Total operating costs and expenses................   29,060    107,367    205,998
                                                              -------   --------   --------
OPERATING INCOME............................................   28,852     76,234    158,827
OTHER (EXPENSES) INCOME.....................................      605    (10,590)       127
                                                              -------   --------   --------
  Income before income taxes................................   29,457     65,644    158,954
                                                              -------   --------   --------
  Income tax expense........................................    7,624     19,260     31,687
                                                              -------   --------   --------
          NET INCOME........................................  $21,833   $ 46,384   $127,267
                                                              =======   ========   ========

                           KING PHARMACEUTICALS, INC.

            GUARANTOR SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS

                                                                       FOR THE YEAR
                                                                    ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1998        1999
                                                              -------   ---------   --------
Net income..................................................  $21,833   $  46,384   $127,267
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Amortization and Depreciation.............................    2,045       7,973     14,824
  Loss on disposition of assets.............................       --          --        143
Changes in operating assets and liabilities:
  Accounts payable..........................................    3,833       5,379     18,505
  Inventory.................................................   (4,999)    (15,090)    (7,344)
  Prepaid expenses and other assets.........................   (5,149)     (1,425)    (1,224)
  Accrued expenses..........................................    4,664       6,968     25,404
  Income taxes..............................................       --      (1,686)     4,204
  Accounts receivable.......................................   (6,193)    (25,241)   (31,258)
                                                              -------   ---------   --------
          Net cash provided by operating activities.........   16,034      23,262    150,521
                                                              -------   ---------   --------
Cash flow from investing activities:
  Purchase of investment securities.........................  (20,162)    (34,293)   (25,592)
  Proceeds from maturity or sale of investments.............    8,479      25,922     21,500
  Merger related costs......................................                            (715)
  Process from sale of property and equipment...............       --          14          2
  Purchases of intangible assets............................  (65,286)    (60,901)    (6,400)
  Purchases of property and equipment.......................     (101)    (75,658)    (6,584)
                                                              -------   ---------   --------
          Net cash used in investing activities.............  (77,070)   (144,916)   (17,789)
                                                              -------   ---------   --------
Cash flows from financing activities:
  Increase (decrease) in inter-company payable..............   52,236     128,271   (123,218)
  Increase (decrease) in long-term debt.....................    1,762      (1,762)        69
  Proceeds from exercise of stock options and warrants......    5,113       1,293        297
  Purchase of stock held in treasury........................   (4,455)     (4,132)    (2,353)
                                                              -------   ---------   --------
          Net cash provided by (used in) financing
            activities......................................   54,656     123,670   (125,205)
                                                              -------   ---------   --------
Change in cash and cash equivalents.........................   (6,380)      2,016      7,527
Cash and cash equivalents at beginning of period............    9,106       2,726      4,742
                                                              -------   ---------   --------
Cash and cash equivalents at end of period..................  $ 2,726   $   4,742   $ 12,269
                                                              =======   =========   ========

21. SUBSEQUENT EVENTS

     On February 25, 2000, the Company completed a merger with Medco Research, Inc. ("Medco") by exchanging 7,221,125 shares of it common stock for all of the common stock of Medco. Each share of Medco was exchanged for .6757 of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange rate into options to purchase approximately 695,164 shares of King common stock.

     The merger has been accounted for as a pooling of interests. In connection with this transaction the Company expects to charge to expense between $16,000 and $24,000 of merger related costs in the first quarter of 2000.

                           KING PHARMACEUTICALS, INC.

     In February 2000, the Company paid $2,823 to a director for services performed in connection with the successful completion of the merger.

     The following information presents certain unaudited financial statement data of the separate companies as of December 31, 1998, 1999 and for the three years in the period ended December 31, 1999, preceding the merger:

                                                                      FOR THE YEAR
                                                                   ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------   --------   --------
Net revenues:
  King......................................................  $47,909   $163,463   $348,271
  Medco.....................................................   20,000     27,544     31,650
                                                              -------   --------   --------
                                                              $67,909   $191,007   $379,921
                                                              =======   ========   ========
Net income:
  King......................................................  $ 6,612   $ 20,910   $ 44,949
  Medco.....................................................   10,213     16,242      6,044
                                                              -------   --------   --------
                                                              $16,825   $ 37,152   $ 50,993
                                                              =======   ========   ========

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Total assets
  King......................................................  $668,171   $805,689
  Medco.....................................................    62,181     75,652
                                                              --------   --------
                                                              $730,352   $881,341
                                                              ========   ========

     In March 2000, the United States Food and Drug Administration notified the Company that the methods, facilities and control used by the Parkedale facility in the manufacture, processing and packaging of Fluogen(R), the Company's influenza virus vaccine, were not in compliance with current Good Manufacturing Practices ("cGMP"). The FDA therefore informed Parkedale that it must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards for the manufacture and distribution of Fluogen(R). The FDA has received the Company's initial response to its March 10 notification and following discussions with the FDA, the Company has filed with the FDA its written certification of conformance that the Company is now sufficiently in compliance with cGMP manufacturing standards to resume the manufacture of Fluogen(R) and the Company has now resumed the manufacture of Fluogen(R). The distribution of Fluogen(R) remains suspended pursuant to the FDA's order. The Company cannot resume the distribution of Fluogen(R) until the FDA conducts an on-site inspection of the Parkedale facility and finds the facility in substantial compliance with cGMPs. The Company is working to meet all of the FDA's requirements to resume distribution of Fluogen(R), which can occur upon the FDA's verification that Parkedale has satisfactorily completed all required corrective measures and is in substantial compliance with cGMP standards. Fluogen(R)'s gross sales totaled $32.0 million, while net sales equaled $28.7 million, for the year ended December 31, 1999. Gross profit for Fluogen(R) equaled $6.9 million for the same period. While the Company is pursuing all actions reasonably necessary to assure Fluogen(R)'s availability during the upcoming flu season commencing in September 2000, the Company cannot be sure that it will be able to satisfy the FDA's concerns respecting the cGMP standards applicable to Fluogen(R). Consequently, the Company cannot be sure that it will be able to market or distribute any amount of vaccine, if at all, in the future.